Exhibit 23.5

E-Home Household Service Holdings Limited

Floor 9, Building 14, HaixiBaiyue Town

No. 14 Duyuan Road, Luozhou Town

Cangshan District, Fuzhou City 350001

People’s Republic of China

November 2, 2021

Dear Sirs,

We consent to the references to our firm under the heading “Risk Factors—Risks Related to Doing Business in China”” in E-Home Household Service Holdings Limited’s Amendment No. 1 to Registration Statement on Form F-3 (the “Registration Statement”), which is filed with the Securities and Exchange Commission (the “SEC”) on the date hereof. We also consent to the filing with the SEC of this consent letter as an exhibit to the Registration Statement.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Sincerely,

/s/ Tian Yuan Law Firm
Tian Yuan Law Firm